Exhibit 99.3

Filed under Rule 425

under the Securities Act of 1933, as amended

and deemed filed under Rule 14a-12

of the Securities Exchange Act of 1934, as amended

Filing by: Tuscan Holdings Corp. II

Subject Company: Tuscan Holdings Corp. II

File No. 001-38970

SURF AIR MOBILITY ENTERS INTO EXCLUSIVE AGREEMENTS WITH AEROTEC AND

MAGNIX TO ACCELERATE DEVELOPMENT OF ELECTRIFIED COMMERCIAL AIRCRAFT

LOS ANGELES — May 18, 2022 — Surf Air Mobility (“SAM” or the “Company”), a company working to accelerate the adoption of green aviation, announced today it has entered into contracts with magniX, a leader in electric aviation propulsion, and AeroTEC, a premier aircraft development and integration company, to develop and certify hybrid and fully-electric powertrains for new and existing Cessna Grand Caravan aircraft. These hybrid and fully-electric aircraft will be designed to reduce operating costs and emissions and greatly improve the affordability of regional air mobility.

SAM has also announced today that the Company has entered into a business combination agreement with Tuscan Holdings Corp. II (“THCA”), that will result, subject to the satisfaction or waiver of certain closing conditions, in SAM becoming a publicly listed company.

SAM plans to develop supplemental type certificates (“STC”) for its proprietary electrification solutions, powered by magniX’s market-leading electric propulsion units (“EPUs”). AeroTEC will provide engineering, testing, program management, and certification expertise to support design, development, and FAA Certification. magniX and AeroTEC have successfully flown a fully-electric Cessna Grand Caravan 208B, demonstrating the technology and proving the feasibility of the future of electrified air travel.

“AeroTEC’s capabilities, deep experience in design, engineering and program management of certification of STCs are well known. magniX is a leader in the development of aircraft electric propulsion systems and innovation. AeroTEC and magniX are perfect partners for SAM to accelerate electrification of Cessna Grand Caravans and to lead the new era of green flying,” said Sudhin Shahani, Co-founder and CEO of Surf Air Mobility.

SAM intends to first develop and commercialize hybrid electric aircraft to accelerate entry into market for operators and consumers of sustainable air travel without the need for charging infrastructure. The hybrid electric Cessna Grand Caravans will, in due course, be operated on SAM’s consumer platform and intends to make these available to third-party operators. SAM further intends to upgrade existing combustion turboprop aircraft already in service by installing its proprietary hybrid electric powertrains in existing Caravan aircraft, reducing direct operating costs and emissions.

SAM also announced today its definitive agreement to merge with Southern Airways Corporation (“Southern Airways”), subject to the satisfaction or waiver of certain closing conditions and subject to certain regulatory review. Southern Airways is one of the largest passenger operators of Cessna Caravans in the US, and is expected to lead the introduction of SAM’s electrified powertrains to the market.

SAM’s first-generation hybrid electric Cessna Grand Caravans are being designed to target carbon emissions reductions of up to 50% and direct operating cost reductions of up to 25%. The Company anticipates its initial hybrid electric Cessna Grand Caravans, once developed, will have the same flight range as their turbine combustion engine counterpart, allowing the hybrid electric Cessna Grand Caravan to operate on regional routes across the US. The hybrid electric Cessna Grand Caravans will not require charging infrastructure on the ground.

“Working with Surf Air Mobility will accelerate our shared vision of electrifying air travel and realize the benefits of an electrified Cessna Grand Caravan within the next few years,” said Dominique Spragg, Chairman of magniX.

SAM’s STC to install the hybrid electric magniX solution is expected to create a path for magniX’s existing pipeline of approximately 50 Grand Caravan aircraft.

“We’re at the beginning of aviation’s next major evolution, and we’re excited to help lead the industry forward with Surf Air Mobility,” said Lee Human, President & CEO of AeroTEC. “Our decades of experience bringing new aviation technologies to market will help accelerate the commercialization of SAM’s hybrid electric Cessna Grand Caravan and set the stage for the development of additional aircraft types.”

With commercially available hybrid electric aircraft only a few years away, followed by fully-electric aircraft, the Company believes that SAM, magniX, and AeroTEC form the team to bring affordable, sustainable air travel to market as quickly as possible.

About Surf Air Mobility

Surf Air Mobility (SAM) is a Los Angeles-based electric aviation and air travel company reinventing flying through the power of electrification. The company intends to bring electrified aircraft to market at scale in order to substantially reduce the cost and environmental impact of flying. The management team has deep experience and expertise across aviation, electrification, and consumer technology. SAM is the parent company of Surf Air Inc. For more information, visit: https://surfair.com.

About magniX

Headquartered in Everett WA, magniX is dedicated to enabling an era of clean and affordable commercial air travel with all-electric propulsion. magniX offers a range of revolutionary solutions including all-electric motors – which produce zero emissions and increased efficiency for various aviation applications. For more information, please visit www.magnix.aero.

About AeroTEC

AeroTEC develops, tests and certifies new aircraft products, using innovative and scalable development, test and certification techniques to help aerospace companies everywhere bring their products to market quickly, easily and efficiently. For more information, please visit www.aerotec.com.

Caution Concerning Forward-Looking Statements

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. In some cases, you can identify forward-looking statements through the use of words or phrases such as “may”, “should”, “could”, “predict”, “potential”, “believe”, “will likely result”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would” and “outlook”, or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature, but the absence of such words does not mean that a statement is not forward-looking. These forward-looking statements are not historical facts and are based upon estimates and assumptions that, while considered reasonable by SAM and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the occurrence of any event, change or other circumstances that could impact the acquisition of Southern to result in a leading air mobility platform with scheduled routes and on-demand charter flights operated by Southern and other third-party operators; the Company’s ability to upgrade Southern’s current fleet of nearly 40 Cessna Grand Caravans to hybrid electric aircraft using technology; the ability of the Company’s first generation of electrified aircraft to meaningfully decarbonize aviation and help alleviate the environmental impact of flying by reducing carbon emissions by as much as 50 percent; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement with respect to the business combination with THCA (the “Business Combination”); the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements with AeroTEC and magniX to accelerate development of electrified commercial aircraft or the inability of SAM to realize the anticipated benefits of the these agreements; the ability of SAM, along with AeroTEC and magniX, to develop and certify hybrid and fully-electric powertrains for new and existing Cessna Grand Caravan aircraft; the outcome of any legal proceedings that may be instituted against SAM; the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of SAM, to obtain financing to complete the Business Combination or to satisfy other conditions to closing; changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; the ability to meet stock exchange listing standards following the consummation of the Business Combination; the risk that the Business Combination disrupts current plans and operations of SAM as a result of the announcement and consummation of the Business Combination; the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; costs related to the Business Combination; changes in applicable laws or regulations; the possibility that SAM or the combined company may be adversely affected by other economic, business, regulatory, and/or competitive factors; SAM’s estimates of expenses and profitability; the evolution of the markets in which SAM competes; the ability of SAM to implement its strategic initiatives and continue to innovate its existing products; the ability to respond to failures in our technology or cybersecurity threats affecting our business; the ability to respond to regional downturns or severe weather or catastrophic occurrences or other disruptions or events; the ability to respond to decreases in demand for private aviation services and changes in customer preferences; the ability of SAM to defend its intellectual property and satisfy regulatory requirements and the impact of the COVID-19 pandemic on SAM’s business; and other risks.

Additional Information and Where to Find It

THCA intends to file with the Securities Exchange Commission (the “SEC”) a registration statement on Form S-4 with a proxy statement containing information about the proposed transaction and the respective businesses of SAM and THCA. THCA will mail a final prospectus and definitive proxy statement and other relevant documents after the SEC completes its review. THCA shareholders are urged to read the preliminary prospectus and proxy statement and any amendments thereto and the final prospectus and definitive proxy statement in connection with the solicitation of proxies for the special meeting to be held to approve the proposed transaction, because these documents will contain important information about the THCA, SAM, and the proposed transaction. The final prospectus and definitive proxy statement will be mailed to stockholders of the THCA as of a record date to be established for voting on the proposed transaction. THCA shareholders will also be able to obtain a free copy of the proxy statement, as well as other filings containing information about the THCA, without charge, at the SEC’s website (www.sec.gov) or by calling 1-800-SEC-0330. Copies of the proxy statement and the THCA’s other filings with the SEC can also be obtained, without charge, by directing a request to: stephen@tuscanholdings.com. Additionally, all documents filed with the SEC can be found on THCA’s website, tuscan-holdings.com. The information contained in, or that can be accessed through, THCA’s or SAM’s website is not incorporated by reference in, and is not part of, this press release.

Participants in the Solicitation

SAM and THCA and their respective directors and officers and other members of management and employees may be deemed participants in the solicitation of proxies in connection with the proposed business combination. THCA stockholders and other interested persons may obtain, without charge, more detailed information regarding directors and officers of THCA in the SPAC’s Form S-1 filed with the SEC relating to its initial public offering, which was declared effective on July 11, 2019 and in the proxy statement/prospectus relating to this transaction once filed. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies from THCA’s shareholders in connection with the proposed business combination will be included in the definitive proxy statement/prospectus SPAC intends to file with the SEC.

No Offer or Solicitation

This press release does not constitute (i) a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination between SAM and THCA, or (ii) an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the U.S. Securities Act.

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